Exhibit 99.1

WYNN AMERICA, LLC AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2016 AND 2015
WITH REPORT OF INDEPENDENT AUDITORS

WYNN AMERICA, LLC AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2016 AND 2015

REPORT OF INDEPENDENT AUDITORS

The Member
Wynn America, LLC

We have audited the accompanying consolidated financial statements of Wynn America, LLC and subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2016 and 2015, and the related consolidated statements of comprehensive loss, member’s deficit and cash flows for the years then ended, and the related notes to the consolidated financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Wynn America, LLC and subsidiaries at December 31, 2016 and 2015, and the consolidated results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP
Las Vegas, Nevada
March 30, 2017

WYNN AMERICA, LLC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$937,633	$146,175
Receivables, net	120,558	127,356
Inventories	23,938	51,293
Prepaid expenses and other	32,798	30,807
Total current assets	1,114,927	355,631
Property and equipment, net	3,019,084	2,904,734
Intangible assets, net	94,087	89,087
Other assets	72,001	47,603
Investment in unconsolidated affiliates	—	727
Total assets	$4,300,099	$3,397,782

LIABILITIES AND MEMBER’S DEFICIT
Current liabilities:
Accounts and construction payables	$72,809	$56,773
Customer deposits	95,259	84,094
Gaming taxes payable	11,121	11,610
Accrued compensation and benefits	63,327	53,175
Accrued interest	49,017	48,950
Other accrued liabilities	27,819	30,823
Due to affiliates, net	45,109	8,052
Total current liabilities	364,461	293,477
Long-term debt	4,153,523	3,219,787
Other long-term liabilities	8,595	3,219
Total liabilities	4,526,579	3,516,483
Commitments and contingencies (Note 10)
Member’s deficit:
Contributed capital	1,152,094	1,205,004
Accumulated deficit	(1,378,574)	(1,323,705)
Total member’s deficit	(226,480)	(118,701)
Total liabilities and member’s deficit	$4,300,099	$3,397,782

The accompanying notes are an integral part of these consolidated financial statements.

WYNN AMERICA, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(in thousands)

	Years Ended December 31,
	2016	2015
Operating revenues:
Casino	$613,071	$619,494
Rooms	436,613	413,152
Food and beverage	508,237	520,187
Entertainment, retail and other	227,896	233,711
Gross revenues	1,785,817	1,786,544
Less: promotional allowances	(169,298)	(173,676)
Net revenues	1,616,519	1,612,868
Operating costs and expenses:
Casino	284,076	291,710
Rooms	148,685	144,439
Food and beverage	336,689	339,764
Entertainment, retail and other	134,618	136,746
General and administrative	254,665	246,660
Provision for doubtful accounts	7,097	2,937
Management and license fees	69,035	64,835
Pre-opening costs	35,699	35,415
Depreciation and amortization	185,365	182,011
Property charges and other	34,409	3,480
Total operating costs and expenses	1,490,338	1,447,997
Operating income	126,181	164,871
Other income (expense):
Interest income	590	143
Interest expense	(181,656)	(188,797)
Loss on extinguishment of debt	—	(126,277)
Equity in income from unconsolidated affiliates	16	1,743
Other income (expense), net	(181,050)	(313,188)
Net loss	(54,869)	(148,317)
Other comprehensive income	—	—
Total comprehensive loss	$(54,869)	$(148,317)

The accompanying notes are an integral part of these consolidated financial statements.

WYNN AMERICA, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF MEMBER'S DEFICIT
(in thousands)

	Wynn Las Vegas, LLC member's equity (deficit)	Wynn America, LLC member's equity (deficit)	Total member's equity (deficit)
Balance as of January 1, 2015	$(39,950)	$221,774	$181,824
Prior to Wynn Las Vegas Reorganization:
Net loss	(105,925)	—	(105,925)
Distribution to parent	(170,000)	—	(170,000)
Wynn Resorts, Limited stock-based compensation	1,874	—	1,874
Contribution associated with Wynn Las Vegas Reorganization	314,001	(314,001)	—
Subsequent to Wynn Las Vegas Reorganization:
Net loss	—	(42,392)	(42,392)
Receivable contribution from parent	—	15,000	15,000
Wynn Resorts, Limited stock-based compensation	—	918	918
Balance as of December 31, 2015	—	(118,701)	(118,701)
Net loss	—	(54,869)	(54,869)
Distribution to parent	—	(59,697)	(59,697)
Receivable contribution from parent	—	5,000	5,000
Wynn Resorts, Limited stock-based compensation	—	1,787	1,787
Balance as of December 31, 2016	$—	$(226,480)	$(226,480)

The accompanying notes are an integral part of these consolidated financial statements.

WYNN AMERICA, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended December 31,
	2016	2015
Cash flows from operating activities:
Net loss	$(54,869)	$(148,317)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	185,365	182,011
Stock-based compensation expense	3,065	2,792
Amortization and write-off of deferred financing costs and other	8,543	7,959
Loss on extinguishment of debt	—	126,277
Provision for doubtful accounts	7,097	2,937
Property charges and other	18,612	3,470
Equity in income from unconsolidated affiliates, net of distributions	—	1,324
Changes in operating assets and liabilities:
Receivables, net	(2,236)	24,732
Inventories and prepaid expenses and other	(341)	(2,506)
Accounts payable and accrued expenses	19,000	(24,496)
Due to affiliates, net	41,769	(203,393)
Net cash provided by (used in) operating activities	226,005	(27,210)
Cash flows from investing activities:
Capital expenditures, net of construction payables and retention	(324,308)	(184,716)
Purchase of intangibles and other assets	(40,937)	(3,931)
Return of investment in unconsolidated affiliates	727	1,901
Due to affiliates, net	288	14,744
Proceeds from sale of assets	3,145	3,031
Net cash used in investing activities	(361,085)	(168,971)
Cash flows from financing activities:
Distributions to parent	(119)	(170,000)
Proceeds from issuance of long-term debt	930,000	1,870,000
Repayments of long-term debt	—	(1,603,610)
Payments of financing costs	(3,343)	(136,440)
Net cash provided by (used) in financing activities	926,538	(40,050)
Cash and cash equivalents:
Increase (decrease) in cash and cash equivalents	791,458	(236,231)
Balance, beginning of period	146,175	382,406
Balance, end of period	$937,633	$146,175

WYNN AMERICA, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
(in thousands)

	Years Ended December 31,
	2016	2015
Supplemental cash flow disclosures:
Cash paid for interest, net of amounts capitalized	$173,180	$188,583
Change in accounts and construction payables related to property and equipment	$24,355	$10,498
Receivable contribution from parent	$5,000	$15,000
Retail net assets distribution	$59,578	$—

The accompanying notes are an integral part of these consolidated financial statements.

WYNN AMERICA, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2016 and 2015

Note 1 - Organization

Wynn America, LLC, a Nevada limited liability company, (together with its subsidiaries, "Wynn America" or the "Company") was organized primarily to develop, own and operate destination casino resorts (integrated resorts). Wynn America is a direct wholly owned subsidiary of Wynn Resorts Holdings, LLC (“Holdings”) and Holdings is a direct wholly owned subsidiary of Wynn Resorts, Limited (“Wynn Resorts”).

In November 2014, Wynn MA, LLC ("Wynn MA"), a Nevada limited liability company and wholly owned subsidiary of the Company, was awarded a gaming license to develop and construct Wynn Boston Harbor, an integrated resort in Everett, Massachusetts, adjacent to Boston along the Mystic River. The resort will contain a hotel, a waterfront boardwalk, meeting and convention space, casino space, a spa, retail offerings and food and beverage outlets. The Company expects to open Wynn Boston Harbor in mid-2019.

Pursuant to the terms of the Wynn America Credit Facilities (defined below), Wynn America agreed to use commercially reasonable efforts to cause a corporate restructuring (the "Wynn Las Vegas Reorganization") that would result in Wynn Las Vegas Holdings, LLC ("WLVH"), a direct wholly owned subsidiary of Wynn America, being the 100% owner of Wynn Las Vegas, LLC and its subsidiaries. Approvals required under applicable gaming laws and regulations with respect to the Wynn Las Vegas Reorganization were obtained on August 20, 2015. On September 1, 2015, Holdings transferred its equity interest in Wynn Las Vegas, LLC and its subsidiaries to WLVH and effectuated the Wynn Las Vegas Reorganization.

Wynn Las Vegas, LLC, a Nevada limited liability company, was organized primarily to construct and operate Wynn Las Vegas, an integrated destination casino resort in Las Vegas, Nevada. Wynn Las Vegas features two luxury hotel towers with a total of 4,748 guest rooms, suites and villas, approximately 189,000 square feet of casino space, 33 food and beverage outlets, an on-site 18-hole golf course, approximately 290,000 square feet of meeting and convention space, approximately 99,000 square feet of retail space (of which, effective December 28, 2016, approximately 88,000 square feet is owned and operated by a subsidiary of Wynn Resorts), as well as two showrooms, three nightclubs and a beach club.

Wynn Las Vegas Capital Corp. ("Capital Corp.") is a wholly owned subsidiary of Wynn Las Vegas, LLC, organized solely for the purpose of obtaining financing for Wynn Las Vegas, LLC. Capital Corp., authorized to issue 2,000 shares of common stock, par value $0.01. As of December 31, 2016, Wynn Las Vegas, LLC owned the one share that was issued and outstanding. Capital Corp. has neither any significant net assets nor has had any operating activity. Its sole function is to serve as the co-issuer of the first mortgage and senior notes. Wynn Las Vegas, LLC and Capital Corp. together are hereinafter referred to as the "Issuers."

Note 2 - Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries.  The Wynn Las Vegas Reorganization was accounted for as a transaction among entities under common control in accordance with business combinations accounting guidance.  Accordingly, the consolidated financial statements for all periods are presented as if the Wynn Las Vegas Reorganization occurred at the beginning of the earliest period presented and include the accounts of WLVH on a historical cost basis. Certain amounts in the consolidated financial statements for the previous years have been reclassified to be consistent with the current year presentation. These reclassifications had no effect on the previously reported net income. All intercompany accounts and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

WYNN AMERICA, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Cash and Cash Equivalents

Cash and cash equivalents are comprised of highly liquid investments with original maturities of three months or less. Cash equivalents are carried at cost, which approximates fair value.

Accounts Receivable and Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of casino accounts receivable. The Company issues credit in the form of "markers" to approved casino customers following investigations of creditworthiness. As of December 31, 2016 and 2015, approximately 80.3% and 80.1%, respectively, of the Company's markers were due from customers residing outside the United States, primarily in Asia. Business or economic conditions or other significant events in these countries could affect the collectability of such receivables.

Accounts receivable, including casino and hotel receivables, are typically non-interest bearing and are initially recorded at cost. An estimated allowance for doubtful accounts is maintained to reduce the Company's receivables to their carrying amount, which approximates fair value. The allowance estimate reflects specific review of customer accounts as well as management's experience with historical and current collection trends and current economic and business conditions. Accounts are written off when management deems them to be uncollectible. Recoveries of accounts previously written off are recorded when received.

Inventories

Inventories consist of retail merchandise and food and beverage items, which are stated at the lower of cost or market value and certain operating supplies. Cost is determined by the first-in, first-out, weighted average and specific identification methods.

Property and Equipment

Purchases of property and equipment are stated at cost. Depreciation is provided over the estimated useful lives of the assets using the straight-line method as follows:

Buildings and improvements	10 to 45 years
Land improvements	10 to 45 years
Furniture, fixtures and equipment	3 to 20 years

Costs related to improvements are capitalized, while costs of building repairs and maintenance are charged to expense as incurred. The cost and accumulated depreciation of property and equipment retired or otherwise disposed of are eliminated from the respective accounts and any resulting gain or loss is included in property charges and other.

Capitalized Interest

The interest cost associated with major development and construction projects is capitalized and included in the cost of the project. Interest capitalization ceases once a project is substantially complete or no longer undergoing construction activities to prepare it for its intended use. When no debt is specifically identified as being incurred in connection with a construction project, the Company capitalizes interest on amounts expended on the project at the weighted average cost of the Company's outstanding borrowings. Interest of $3.3 million was capitalized for the year ended December 31, 2016, and no interest was capitalized for the year ended December 31, 2015.

WYNN AMERICA, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Intangible Assets

The Company's indefinite-lived intangible assets consist primarily of trademarks. The value of the trademarks primarily represents the costs to acquire the "Le Rêve" name. Indefinite-lived intangible assets are not amortized, but are reviewed for impairment annually. The Company's finite-lived intangible assets consist of a Massachusetts gaming license. These amounts will be amortized beginning upon the opening of the resort over an estimated useful life of 15 years, which is the term of the gaming license.

Long-Lived Assets

Long-lived assets, which are not to be disposed of, including intangibles and property and equipment, are periodically reviewed by management for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. For assets to be held and used, the Company reviews these assets for impairment whenever indicators of impairment exist. If an indicator of impairment exists, the Company compares the estimated future cash flows of the asset, on an undiscounted basis, to the carrying value of the asset. If the undiscounted cash flows exceed the carrying value, no impairment is indicated. If the undiscounted cash flows do not exceed the carrying value, then impairment is measured as the difference between fair value and carrying value, with fair value typically based on a discounted cash flow model. If an asset is still under development, future cash flows include remaining construction costs.

Deferred Financing Costs

Direct and incremental costs and original issue discounts and premiums incurred in connection with the issuance of long-term debt are deferred and amortized to interest expense using the effective interest method or, if the amounts approximate the effective interest method, on a straight-line basis. Deferred financing costs incurred in connection with the issuance of the Company's revolving credit facility are presented in noncurrent assets on the Consolidated Balance Sheets. All other deferred financing costs are presented as a direct reduction of long-term debt on the Consolidated Balance Sheets. During the years ended December 31, 2016 and 2015, $8.5 million and $8.2 million was amortized to interest expense, respectively.

Revenue Recognition and Promotional Allowances

The Company recognizes revenues at the time persuasive evidence of an arrangement exists, the service is provided or the retail goods are sold, prices are fixed or determinable and collection is reasonably assured.

Casino revenues are measured by the aggregate net difference between gaming wins and losses. Cash discounts, other cash incentives and points earned by customers from the Company's loyalty programs are recorded as a reduction to casino revenues. Rooms, food and beverage, entertainment and other operating revenues are recognized when services are performed. Entertainment, retail and other revenue includes rental income, which is recognized on a time proportion basis over the lease term. Contingent rental income is recognized when the right to receive such rental income is established according to the lease agreements. Advance deposits on rooms and advance ticket sales are recorded as customer deposits until services are provided to the customer.

The retail value of accommodations, food and beverage, and other services furnished to guests without charge is included in gross revenues. Such amounts are then deducted as promotional allowances. The estimated retail value of providing such promotional allowances is as follows (in thousands):

	Years Ended December 31,
	2016	2015
Rooms	$77,058	$75,234
Food and beverage	73,887	80,007
Entertainment, retail and other	18,353	18,435
	$169,298	$173,676

WYNN AMERICA, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The estimated cost of providing such promotional allowances, which is included primarily in casino expenses, is as follows (in thousands):

	Years Ended December 31,
	2016	2015
Rooms	$32,634	$33,264
Food and beverage	57,920	61,658
Entertainment, retail and other	11,557	11,421
	$102,111	$106,343

Customer Loyalty Program

The Company offers a loyalty program whereby customers earn points based on their level of slots play, which can be redeemed for free play. The Company records a liability for points expected to be redeemed as a reduction to casino revenue. The initial recognition of the point liability is at fair value based on points earned multiplied by redemption value, less an estimate for points not expected to be redeemed. The revenue from the points is recognized when redeemed.

Gaming Taxes

The Company is subject to taxes based on gross gaming revenue in the jurisdiction in which it operates, subject to applicable jurisdictional adjustments. These gaming taxes are an assessment on the Company's gross gaming revenue and are recorded as casino expenses in the accompanying Consolidated Statements of Comprehensive Loss. These taxes totaled $44.6 million for both years ended December 31, 2016 and 2015.

Advertising Costs

The Company expenses advertising costs the first time the advertising takes place. Advertising costs incurred in development periods are included in pre-opening costs. Once a project is completed, advertising costs are primarily included in general and administrative expenses. Total advertising costs were $25.0 million and $20.6 million for the years ended December 31, 2016 and 2015, respectively.

Pre-Opening Costs

Pre-opening costs represent personnel and other costs incurred prior to the opening of new ventures and are expensed as incurred. Pre-opening costs incurred for the periods presented are mainly associated with the development of Wynn Boston Harbor.

Stock-Based Compensation

The Company accounts for stock-based compensation related to equity shares of Wynn Resorts granted to its employees in accordance with accounting standards which require the compensation cost relating to share-based payment transactions be recognized in Wynn Resorts' Consolidated Statements of Comprehensive Loss. The cost is measured at the grant date, based on the estimated fair value of the award using the Black-Scholes option pricing model for stock options, and based on the closing share price of the Company's stock on the grant date for nonvested share awards. The cost is recognized as an expense on a straight-line basis over the employee's requisite service period (the vesting period of the award) net of estimated forfeitures. The Company's stock-based employee compensation arrangements are more fully discussed in Note 9 "Benefit Plans".

Income Taxes

The Company is organized as a limited liability company with one member. As a limited liability company, the Company is considered a flow-through entity for U.S. income tax purposes resulting in its owner being obligated for any taxes resulting from its operations. Accordingly, no provision has been made for federal income taxes as such taxes are the responsibility of its member.

WYNN AMERICA, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Risk and Uncertainties

The Company is subject to significant development and construction risks associated with the planned development of Wynn Boston Harbor, including construction costs exceeding budgeted amounts and the commencement of operations not meeting planned schedule. Failure to complete the project on schedule or within budget may have a significant negative effect on the Company and the Company's ability to make payments on its debt.

Recently Issued and Adopted Accounting Standards

In August 2016, the Financial Accounting Standards Board ("FASB") issued an accounting standards update that clarifies the classification of certain cash receipts and cash payments on the statement of cash flows. In particular, the new guidance clarifies the classification related to several types of cash flows; including items such as debt extinguishment costs and distributions received from equity method investees. The new guidance also provides a three-step approach for classifying cash receipts and payments that have aspects of more than one class of cash flows. The effective date for this guidance is for financial statements for fiscal years beginning after December 15, 2017, and interim periods within those fiscal periods and early application is permitted. The Company is currently assessing the impact the adoption of this guidance will have on its consolidated financial statements.

In March 2016, the FASB issued an accounting standards update that involves several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. Under the new guidance, income tax benefits and deficiencies are to be recognized as income tax expense or benefit in the income statement and the tax effects of exercised or vested awards should be treated as discrete items in the reporting period in which they occur. An entity should also recognize excess tax benefits regardless of whether the benefit reduces taxes payable in the current period. Excess tax benefits should be classified along with other income tax cash flows as an operating activity. In regard to forfeitures, the entity may make an entity-wide accounting policy election to either estimate the number of awards that are expected to vest or account for forfeitures when they occur. The effective date for this guidance is for financial statements for fiscal years beginning after December 15, 2016, and interim periods within those fiscal periods and early application is permitted. The Company adopted this guidance on January 1, 2017, and does not expect the adoption of this update to have a material effect on its consolidated financial statements.

In February 2016, the FASB issued an accounting standards update that changes the accounting for leases and requires expanded disclosures about leasing activities. Under the new guidance, lessees will be required to recognize a right-of-use asset and lease liability, measured on a discounted basis, at the commencement date for all leases with terms greater than 12 months. Lessor accounting will remain largely unchanged, other than certain targeted improvements intended to align lessor accounting with the lessee accounting model and with the updated revenue recognition guidance issued in 2014. Lessees and lessors are required to apply a modified retrospective transition approach for leases existing at the beginning of the earliest comparative period presented in the adoption-period financial statements. The new standard is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years and early adoption is permitted. The Company is currently assessing the impact the adoption of this standard will have on its consolidated financial statements.

In January 2016, the FASB issued an accounting standards update requiring all equity investments to be measured at fair value with changes in fair value recognized through net income (other than those accounted for under the equity method of accounting or those that result in consolidation of the investee). The update also requires an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments. This update eliminates the requirement to disclose the methods and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet for public business entities. The effective date for this guidance is for financial statements issued for fiscal years beginning after December 15, 2017. Early application is permitted as of the beginning of the fiscal year of adoption. The Company is currently assessing the impact the adoption of this standard will have on its consolidated financial statements.

In April 2015, the FASB issued an accounting standards update that requires deferred financing costs related to a recognized debt liability be presented on the balance sheet as a direct reduction from the carrying amount of that debt liability, consistent with debt discounts. The recognition and measurement guidance for deferred financing costs are not affected by the amendments in this update. In August 2015, the FASB issued an accounting standards update which clarifies that the guidance issued in April 2015 does not apply to line-of-credit arrangements. According to the additional guidance, deferred financing

WYNN AMERICA, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

costs related to line-of-credit arrangements will continue to be presented as an asset and subsequently amortized ratably over the term of the arrangement. The effective date for this guidance is for financial statements for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. The Company adopted the guidance on January 1, 2016, with retrospective application in the accompanying Consolidated Balance Sheet at December 31, 2015. This change in accounting principle resulted in net deferred financing costs of $50.2 million incurred in connection with the issuance of the Company's long-term debt (excluding revolving credit facilities) being reclassified from noncurrent assets to a direct reduction of the long-term debt balance. The presentation of the $5.7 million of net deferred financing costs incurred in connection with the issuance of the Company's revolving credit facility as of December 31, 2015, are not affected by the adoption of this new accounting guidance and are included in other assets on the Consolidated Balance Sheet.

In May 2014, the FASB issued an accounting standards update that amends the FASB Accounting Standards Codification and creates a new topic for Revenue from Contracts with Customers. The new guidance is expected to clarify the principles for revenue recognition and to develop a common revenue standard for GAAP applicable to revenue transactions. This guidance provides that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. This guidance also provides substantial revision of interim and annual disclosures. The update allows for either full retrospective adoption, meaning the guidance is applied for all periods presented, or modified retrospective adoption, meaning the guidance is applied only to the most current period presented in the financial statements with the cumulative effect of initially applying the guidance recognized at the date of initial application. In August 2015, the FASB issued an accounting standards update that defers the effective date of the new revenue recognition accounting guidance by one year, to annual and interim periods beginning after December 15, 2017. Early application is permitted for annual and interim periods beginning after December 15, 2016. The Company will adopt this standard effective January 1, 2018. The Company is currently assessing the impact the adoption of this guidance will have on its consolidated financial statements. The Company expects the goods and services provided to customers without charge currently included in both gross revenues and promotional allowances in the accompanying Consolidated Statements of Comprehensive Loss will be presented on a net basis.

Note 3 - Receivables, net

Receivables, net consisted of the following (in thousands):

	December 31,
	2016	2015
Casino	$107,519	$116,723
Hotel	17,989	20,014
Other	24,610	29,288
	150,118	166,025
Less: allowance for doubtful accounts	(29,560)	(38,669)
	$120,558	$127,356

Note 4 - Property and Equipment, net

Property and equipment, net consisted of the following (in thousands):

	December 31,
	2016	2015
Land and improvements	$683,772	$671,464
Buildings and improvements	2,603,972	2,630,788
Furniture, fixtures and equipment	1,420,804	1,419,294
Construction in progress	287,778	44,010
	4,996,326	4,765,556
Less: accumulated depreciation	(1,977,242)	(1,860,822)
	$3,019,084	$2,904,734

WYNN AMERICA, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Construction in progress consists primarily of costs capitalized, including interest, for the construction of Wynn Boston Harbor.

Depreciation expense for the years ended December 31, 2016 and 2015 was $181.2 million and $179.5 million, respectively.

Note 5 - Intangible Assets, net

Intangible assets, net consisted of the following (in thousands):

	December 31,
	2016	2015
Indefinite-lived intangible assets:
Trademarks	$1,387	$1,387
Finite-lived intangible assets:
Massachusetts gaming license	92,700	87,700
Less: accumulated amortization	—	—
Total finite-lived intangible assets	92,700	87,700
Total intangible assets, net	$94,087	$89,087

The Company's indefinite-lived intangible assets consist primarily of trademarks. The value of the trademarks primarily represents the costs to acquire the "Le Rêve" name. Indefinite-lived intangible assets are not amortized, but are reviewed for impairment annually.

In November 2014, the Company was awarded a license to operate a casino in Massachusetts. The consideration paid to the State of Massachusetts for the license fee and certain costs incurred in connection with and contractually related to obtaining the license will be considered a finite-lived intangible asset. These amounts will be amortized over a period of 15 years, which is the term of the gaming license, beginning upon the opening of the resort.

Note 6 - Long-Term Debt

Long-term debt consisted of the following (in thousands):

	December 31,
	2016	2015
Wynn America Credit Facilities:
Senior Term Loan Facility, due November 2020; interest at base rate plus 0.75% or LIBOR plus 1.75% (2.52% and 1.99% as of December 31, 2016 and 2015, respectively), net of debt issuance costs of $15,436 and $15,712 as of December 31, 2016 and 2015, respectively	$984,564	$54,288
5 3/8% First Mortgage Notes, due March 15, 2022, net of debt issuance costs of $6,709 and $7,791 as of December 31, 2016 and 2015, respectively	893,291	892,209
4 1/4% Senior Notes, due May 30, 2023, net of debt issuance costs of $2,819 and $3,183 as of December 31, 2016 and 2015, respectively	497,181	496,817
5 1/2% Senior Notes, due March 1, 2025, net of debt issuance costs of $21,513 and $23,527 as of December 31, 2016 and 2015, respectively	1,778,487	1,776,473
	4,153,523	3,219,787
Current portion of long-term debt	—	—
	$4,153,523	$3,219,787

WYNN AMERICA, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Wynn America Credit Facilities

The Company's credit facilities include a fully funded $1.0 billion senior secured term loan facility and a $375 million secured revolving credit facility (the "Wynn America Credit Facilities"). The Company expects to use the proceeds primarily to fund the development, construction and pre-opening expenses of Wynn Boston Harbor and for general corporate purposes.

The Company has executed amendments to extend the available borrowing periods. Most recently, on June 30, 2016, the Company amended the Wynn America Credit Facilities to extend the available borrowing period for the majority of the existing $875 million senior secured term loan facility (the "WA Senior Term Loan Facility I") from June 30, 2016 to December 31, 2016. In addition, on July 1, 2016, the Company amended the Wynn America Credit Facilities to increase the WA Senior Term Loan Facility I by a principal amount of $125 million with the available borrowing period ending on December 31, 2016 (such increase, the "WA Senior Term Loan Facility II" and together with WA Senior Term Loan Facility I, the "WA Senior Term Loan Facilities"). The Company paid customary fees and expenses in connection with these amendments.

As of December 31, 2016, the Company had available borrowing capacity of $361.3 million under the senior secured revolving credit facility ("WA Senior Revolving Credit Facility"), net of $13.7 million in outstanding letters of credit.

The WA Senior Revolving Credit Facility matures in November 2019. WA Senior Term Loan Facility I is repayable in quarterly installments of $21.9 million commencing June 2018, with a final installment of $656.3 million repayable in November 2020. WA Senior Term Loan Facility II has no required scheduled repayments until maturity in November 2020. Subject to certain exceptions, the Wynn America Credit Facilities bear interest at either base rate plus 0.75% per annum or LIBOR plus 1.75% per annum. The annual fee required to pay for unborrowed amounts, if any, is 0.30% per annum, payable quarterly in arrears, calculated based on the daily average of the unborrowed amounts under such credit facilities.

The Wynn America Credit Facilities contain customary representations and warranties, events of default and negative and affirmative covenants, including, among other things, limitations on: indebtedness; investments; restricted payments; mergers and acquisitions; payment of indebtedness; negative pledges; liens; transactions with affiliates and sales of assets. In addition, Wynn America is subject to financial covenants including maintaining a Maximum Consolidated Senior Secured Net Leverage Ratio and a Minimum Consolidated EBITDA, each as defined in the Wynn America Credit Facilities. Commencing with the second full fiscal quarter ending after the fiscal quarter in which the opening of Wynn Boston Harbor occurs, the Maximum Consolidated Senior Secured Net Leverage Ratio is not to exceed 2.75 to 1. Commencing with the fiscal quarter ending December 31, 2015, the Minimum Consolidated EBITDA is not to be less than $200.0 million.

Wynn Resorts has provided a completion guaranty in favor of the lenders under the Wynn America Credit Facilities to support the development of Wynn Boston Harbor.

Wynn America and the guarantors have entered into a security agreement in favor of the lenders under the Wynn America Credit Facilities pursuant to which, subject to certain exceptions, Wynn America and the guarantors have pledged all equity interests in the guarantors to the extent permitted by applicable law and granted a first priority security interest in substantially all of the other existing and future assets of the guarantors.

5 3/8% First Mortgage Notes due 2022

In March 2012, the Issuers issued in a private offering, $900 million aggregate principal amount of 5 3/8% First Mortgage Notes due 2022 (the "2022 Notes"). A portion of the proceeds was used to repay all amounts outstanding under the Wynn Las Vegas, LLC term loan facilities. In October 2012, the Issuers commenced an offer to exchange all of the 2022 Notes for notes registered under the Securities Act. The exchange offer closed on November 6, 2012. Interest is due on the 2022 Notes on March 15 and September 15 of each year. Commencing March 15, 2017, the 2022 Notes are redeemable at the Issuers' option at a price equal to 102.688% of the principal amount redeemed and the premium over the principal amount declines ratably on March 15 of each year thereafter to zero on or after March 15, 2020. The 2022 Notes are senior obligations of the Issuers and are unsecured (except by the first priority pledge by WLVH), of its equity interests in Wynn Las Vegas, LLC. The Issuers' obligations under the 2022 Notes rank pari passu in right of payment with the 2023 Notes and 2025 Notes (each as defined below). The 2022 Notes are not guaranteed by any of the Company's subsidiaries. If the Issuers undergo a change of control, they must offer to repurchase the 2022 Notes at 101% of the principal amount, plus accrued and unpaid interest. The indenture governing the 2022 Notes contains customary negative covenants and financial covenants, including, but not limited to, covenants that restrict Wynn Las Vegas, LLC's ability to: pay dividends or distributions or repurchase equity; incur additional debt; make investments; create liens on assets to secure debt; enter into transactions with affiliates; enter into sale-leaseback

WYNN AMERICA, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

transactions; merge or consolidate with another company; transfer and sell assets or create dividend and other payment restrictions affecting subsidiaries.

4 1/4% Senior Notes due 2023

In May 2013, the Issuers completed the issuance of $500 million aggregate principal amount of 4 1/4% Senior Notes due 2023 (the "2023 Notes") pursuant to an indenture, dated as of May 22, 2013 (the "2023 Indenture"), among the Issuers, the Guarantors (as defined below) and U.S. Bank National Association, as trustee. The 2023 Notes were issued at par. The Issuers used the net proceeds from the 2023 Notes to cover the cost of purchasing the previously issued notes that were to mature in November 2017. In addition, the Issuers satisfied and discharged the indenture governing the 7 7/8% First Mortgage Notes due 2017 (the "2017 Notes") and, in November 2013, used the remaining net proceeds to redeem any and all of the 2017 Notes not previously tendered.

The 2023 Notes will mature on May 30, 2023 and bear interest at the rate of 4 1/4% per annum. The Issuers may, at their option, redeem the 2023 Notes, in whole or in part, at any time or from time to time prior to their stated maturity. The redemption price for the 2023 Notes that are redeemed before February 28, 2023 will be equal to the greater of (a) 100% of the principal amount of the 2023 Notes to be redeemed or (b) a "make-whole" amount described in the 2023 Indenture, plus in either case accrued and unpaid interest to, but not including, the redemption date. The redemption price for the 2023 Notes that are redeemed on or after February 28, 2023 will be equal to 100% of the principal amount of the 2023 Notes to be redeemed, plus accrued and unpaid interest to, but not including, the redemption date. In the event of a change of control triggering event, the Issuers will be required to offer to repurchase the 2023 Notes at 101% of the principal amount, plus accrued and unpaid interest to but not including the repurchase date. The 2023 Notes are also subject to mandatory redemption requirements imposed by gaming laws and regulations of gaming authorities in Nevada.

The 2023 Notes are the Issuers' senior unsecured obligations and rank pari passu in right of payment with the Issuers' 2022 Notes and 2025 Notes (as defined below). The 2023 Notes are unsecured (except by the first priority pledge by WLVH of its equity interests in Wynn Las Vegas, LLC). Such equity interests in Wynn Las Vegas, LLC also secure the Issuers' 2022 Notes and 2025 Notes. If Wynn Resorts receives an investment grade rating from one or more ratings agencies, the first priority pledge securing the 2023 Notes will be released.

The 2023 Notes are jointly and severally guaranteed by all of the Issuers' subsidiaries, other than Capital Corp., which was a co-issuer (the "Guarantors"). The guarantees are senior unsecured obligations of the Guarantors and rank senior in right of payment to all of their existing and future subordinated debt. The guarantees rank equally in right of payment with all existing and future liabilities of the Guarantors that are not so subordinated and will be effectively subordinated in right of payment to all of such Guarantors' existing and future secured debt (to the extent of the collateral securing such debt).

The 2023 Indenture contains covenants limiting the Issuers' and the Guarantors' ability to create liens on assets to secure debt; enter into sale-leaseback transactions; and merge or consolidate with another company. These covenants are subject to a number of important and significant limitations, qualifications and exceptions.

Events of default under the 2023 Indenture include, among others, the following: default for 30 days in the payment of interest when due on the 2023 Notes; default in payment of the principal when due, or premium, if any, on the 2023 Notes; failure to comply with certain covenants in the 2023 Indenture; and certain events of bankruptcy or insolvency. In the case of an event of default arising from certain events of bankruptcy or insolvency with respect to the Issuers or any Guarantor, all 2023 Notes then outstanding will become due and payable immediately without further action or notice.

5 1/2% Senior Notes due 2025

On February 18, 2015, the Issuers completed the issuance of $1.8 billion aggregate principal amount of 5 1/2% Senior Notes due March 1, 2025 (the "2025 Notes") pursuant to an indenture, dated as of February 18, 2015 (the "2025 Indenture"), among the Issuers, Guarantors and U.S. Bank National Association, as trustee. The 2025 Notes were issued at par. The Company used the net proceeds from the 2025 Notes to cover the cost of purchasing the 7 7/8% First Mortgage Notes due May 1, 2020 (the "7 7/8% 2020 Notes") and the 7 3/4% First Mortgage Notes due August 15, 2020 (the "7 3/4% 2020 Notes" and together with the 7 7/8% 2020 Notes, the "2020 Notes") and for general corporate purposes.
The 2025 Notes will mature on March 1, 2025 and bear interest at the rate of 5 1/2% per annum. The Issuers may, at their option, redeem the 2025 Notes, in whole or in part, at any time or from time to time prior to their stated maturity. The

WYNN AMERICA, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

redemption price for 2025 Notes that are redeemed before December 1, 2024 will be equal to the greater of (a) 100% of the principal amount of the 2025 Notes to be redeemed and (b) a "make-whole" amount described in the 2025 Indenture, plus in either case accrued and unpaid interest, if any, to, but not including, the redemption date. The redemption price for the 2025 Notes that are redeemed on or after December 1, 2024 will be equal to 100% of the principal amount of the 2025 Notes to be redeemed, plus accrued and unpaid interest, if any, to, but not including, the redemption date. In the event of a change of control triggering event, the Issuers will be required to offer to repurchase the 2025 Notes at 101% of the principal amount, plus accrued and unpaid interest, if any, to, but not including, the repurchase date. The 2025 Notes also are subject to mandatory redemption requirements imposed by gaming laws and regulations of gaming authorities in Nevada.
The 2025 Notes are the Issuers' senior unsecured obligations and rank pari passu in right of payment with the Issuers' 2022 Notes and 2023 Notes (together, the "Existing Notes"). The 2025 Notes are unsecured (except by the first priority pledge by WLVH of its equity interests in Wynn Las Vegas, LLC). Such equity interests in Wynn Las Vegas, LLC also secure the Existing Notes. If Wynn Resorts receives an investment grade rating from one or more ratings agencies, the first priority pledge securing the 2025 Notes will be released.
The 2025 Notes are jointly and severally guaranteed by all of the Guarantors. The guarantees are senior unsecured obligations and rank senior in right of payment to all of their existing and future subordinated debt. The guarantees rank equally in right of payment with all existing and future liabilities of the Issuers' subsidiaries that are not so subordinated and will be effectively subordinated in right of payment to all of such existing and future secured debt (to the extent of the collateral securing such debt).
The 2025 Indenture contains covenants limiting the Issuers' and the Guarantors' ability to create liens on assets to secure debt, enter into sale-leaseback transactions and merge or consolidate with another company. These covenants are subject to a number of important and significant limitations, qualifications and exceptions.
Events of default under the 2025 Indenture include, among others, the following: default for 30 days in the payment of interest when due on the 2025 Notes; default in payment of the principal when due, or premium, if any, on the 2025 Notes; failure to comply with certain covenants in the 2025 Indenture; and certain events of bankruptcy or insolvency. In the case of an event of default arising from certain events of bankruptcy or insolvency with respect to the Issuers or any Guarantor, all 2025 Notes then outstanding will become due and payable immediately without further action or notice.

The 2023 Notes and 2025 Notes were offered pursuant to an exemption under the Securities Act. The 2023 Notes and 2025 Notes were offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act or outside the United States to certain persons in reliance on Regulation S under the Securities Act. The 2023 Notes and 2025 Notes have not been and will not be registered under the Securities Act or under any state securities laws. Therefore, the 2023 Notes and 2025 Notes may not be offered or sold within the United States to, or for the account or benefit of, any United States person unless the offer or sale would qualify for a registration exemption from the Securities Act and applicable state securities laws.

First Mortgage Notes due 2020
On February 10, 2015, the Issuers commenced a cash tender offer for any and all of the outstanding aggregate principal amounts of the 2020 Notes. The premium portion of the aggregate total consideration was $101.2 million and was recorded as a loss on extinguishment of debt in the accompanying Consolidated Statements of Comprehensive Loss. In connection with the cash tender, the Company expensed $17.3 million of unamortized deferred financing costs and original issue discount related to the 2020 Notes and incurred other fees of $0.1 million that are included in loss on extinguishment of debt in the accompanying Consolidated Statements of Comprehensive Loss.

On May 1, 2015, the Company redeemed the remaining $71.1 million principal amount of the untendered 7 7/8% 2020 Notes. The Company recorded a loss for the premium portion of the consideration of $2.8 million and expensed $1.0 million of unamortized deferred financing costs and original discount that are included in loss on extinguishment of debt in the accompanying Consolidated Statements of Comprehensive Loss.

On August 15, 2015, the Company redeemed the remaining $80.1 million principal amount of the untendered 7 3/4% 2020 Notes. The Company recorded a loss for the premium portion of the consideration of $3.1 million and expensed $0.8 million of unamortized deferred financing costs that are included in loss on extinguishment of debt in the accompanying Consolidated Statements of Comprehensive Loss.

WYNN AMERICA, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Cross Claim

As further discussed in Note 9 "Commitments and Contingencies," on June 19, 2012, Elaine Wynn asserted a cross claim against Mr. Wynn and Aruze (defined below) seeking a declaration that (1) any and all of Elaine Wynn's duties under the Stockholders Agreement (defined below) shall be discharged; (2) the Stockholders Agreement is subject to rescission and is rescinded; (3) the Stockholders Agreement is an unreasonable restraint on alienation in violation of public policy; and/or (4) the restrictions on sale of shares shall be construed as inapplicable to Elaine Wynn. On March 28, 2016, Elaine Wynn filed an amended cross claim which added Wynn Resorts and Wynn Resorts' General Counsel (together with Mr. Wynn, the "Wynn Cross Defendants") as cross defendants. On May 5, 2016, the court granted Wynn Resorts' and Wynn Resorts' General Counsel's motions to dismiss. The 2023 Indenture provides that if Mr. Wynn, together with certain related parties, in the aggregate beneficially owns a lesser percentage of the voting power of the outstanding common stock of the Company than is beneficially owned by any other person, a change of control will have occurred. The 2025 Indenture provides that if any event constitutes a "change of control" under the 2023 Indenture, it will constitute a change of control under the 2025 Indenture. If the Stockholders Agreement is determined not to be enforceable pursuant to Elaine Wynn's cross claim, Mr. Wynn would not beneficially own or control Elaine Wynn's shares, which could increase the likelihood that a change in control may occur under the Wynn Las Vegas, LLC debt documents. Under the 2023 Indenture and the 2025 Indenture, if (1) a change of control occurs and (2) at any time within 60 days after that occurrence, the 2023 Notes or the 2025 Notes, as applicable, are rated below investment grade by both rating agencies that rate such notes, the Company is required to make an offer to each applicable holder to repurchase all or any part of such holder's notes at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest on the notes purchased, if any, to the date of repurchase (unless the notes have been previously called for redemption). Mr. Wynn is continuing to oppose Elaine Wynn's cross claim.

Debt Covenant Compliance

As of December 31, 2016, management believes the Company was in compliance with all debt covenants.

Scheduled Maturities of Long-Term Debt

Scheduled maturities of long-term debt as of December 31, 2016 are as follows (in thousands):

Years Ending December 31,
2018	$65,625
2019	87,500
2020	846,875
2021	—
Thereafter	3,200,000
4,200,000
Debt issuance costs, net	(46,477)
$4,153,523

Note 7 - Related Party Transactions, net

Amounts Due to Affiliates, net

The Company periodically settles net amounts due to affiliates with cash payments. As of December 31, 2016 and 2015, the Company's net current due to affiliates of $45.1 million and $8.1 million, respectively, are primarily comprised of management fees, license fees, and corporate allocations.

Management fee and corporate allocations

Wynn MA and Wynn Las Vegas, LLC have each entered into corporate support services agreements with Wynn Resorts. Under the agreements, Wynn Resorts provides the Company legal, accounting, human resources, information technology services, real estate and other corporate support services. The corporate support service allocations have been

WYNN AMERICA, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

determined on a basis that Wynn Resorts and the Company consider to be reasonable estimates of the utilization of service provided or the benefit received by the Company. Wynn Resorts maintains corporate offices at Wynn Las Vegas without charge from the Company. In addition, aircraft operated by Wynn Resorts are available for use by Wynn MA and Wynn Las Vegas, LLC. Under the agreements, the Company also pays a management fee of 1.5% of net revenues. During the years ended December 31, 2016 and 2015, $50.3 million and $55.4 million, respectively, was charged to the Company.

Intellectual property

Wynn MA and Wynn Las Vegas, LLC have each entered into agreements with Wynn Resorts and a wholly owned subsidiary of Wynn Resorts, under which the Company licenses certain intellectual property, including certain trademarks, domain names, copyrights and service marks in connection with a variety of goods and services. Under the Wynn MA agreement, dated November 20, 2014, the monthly licensing fee payable is $1.5 million prior to the opening of Wynn Boston Harbor and will be 3% of gross monthly revenues upon the opening of the resort. In February 2015, Wynn Las Vegas, LLC entered into a license agreement, which requires payment of fees equal to 1.5% of gross monthly revenues so long as the original license agreement, dated December 14, 2004, is in effect and not terminated, and 3.0% subsequent to termination of this original license agreement. During the years ended December 31, 2016 and 2015, $44.8 million and $40.6 million, respectively, of licensing fees were charged to the Company.

Retail services agreement

In December 2016, in connection with the distribution of the majority of the Company’s retail net assets, the Company entered into a retail services agreement with Wynn Retail, LLC ("Wynn Retail"), a wholly owned subsidiary of Wynn Resorts, to provide services to Wynn Retail to support retail operations at Wynn Las Vegas. See Note 11 "Member's Equity" for discussion of the retail net assets distribution. Under the agreement, the allocation of costs have been determined on a basis that Wynn Retail and the Company consider to be reasonable estimates of the utilization of services provided by the Company. During the year ended December 31, 2016, the amount charged by the Company for services under the agreement was immaterial.

Amounts Due to Officers, net

The Company periodically provides services to Stephen A. Wynn, Chairman of the Board, Chief Executive Officer and one of the principal stockholders of Wynn Resorts ("Mr. Wynn"), and certain other executive officers and directors of Wynn Resorts. These services include household services, construction work and other personal services. The cost of these services is transferred to Wynn Resorts on a periodic basis. Mr. Wynn and these other officers and directors have amounts on deposit with Wynn Resorts to prepay any such items, which are replenished on an ongoing basis as needed.

Villa Lease

Mr. Wynn currently leases property at Wynn Las Vegas for use as his personal residence and pays the Company annual rent at its fair market value of the accommodations based on an independent third-party expert opinion of value. Pursuant to the 2013 Second Amended and Restated Agreement of Lease, as amended (the "Second A&R Lease"), Mr. Wynn leased three fairway villas as his personal residence and paid $525,000 per year from November 5, 2013 through February 28, 2015, and $559,295 per year from March 1, 2015 through November 3, 2016. In December 2016, Mr. Wynn and Wynn Las Vegas replaced the Second A&R Lease with a Third Amended and Restated Agreement of Lease, which was effective November 3, 2016 (the "Third A&R Lease"), to reduce the space leased to Mr. Wynn as his personal residence and to adjust the annual rent paid to $305,680 per year. The lease, including each amendment and restatement, have been approved by the Audit Committee of the Board of Directors of Wynn Resorts and provides that Wynn Las Vegas, LLC pays for all capital improvements to the villas; certain services for, and maintenance of, the villas are included in the annual rent; and the annual rent will be re-determined every two years during the term of the lease.

WYNN AMERICA, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The "Wynn" Surname Rights Agreement

On August 6, 2004, Holdings entered into agreements with Mr. Wynn that confirm and clarify Holding's rights to use the "Wynn" surname and Mr. Wynn's persona in connection with casino resorts. Under the parties' Surname Rights Agreement, Mr. Wynn granted Holdings an exclusive, fully paid-up, perpetual, worldwide license to use, and to own and register trademarks and service marks incorporating the "Wynn" surname for casino resorts and related businesses, together with the right to sublicense the name and marks to its affiliates. Under the parties' Rights of Publicity License, Mr. Wynn granted Holdings the exclusive, royalty-free, worldwide right to use his full name, persona and related rights of publicity for casino resorts and related businesses, together with the ability to sublicense the persona and publicity rights to its affiliates, until October 24, 2017. Holdings has sub-licensed rights to the "Wynn" name, persona and marks to the Company.

Golf Course Lease

On September 18, 2012, the Company distributed to Wynn Resorts, the Wynn Las Vegas golf course land and the related water rights. Commencing September 18, 2012, the Company leases approximately 140 acres (upon which the golf course is located) and water rights from Wynn Resorts. The term of this lease is on a month-to-month basis provided, however, that either party may terminate this lease by providing written notice of such termination to the other party no later than 30 days prior to the expiration of any monthly period. The combined rental value for both the golf course land and the water rights is $598,000 per month.

Note 8 - Property Charges and Other

Property charges and other expense was $34.4 million for the year ended December 31, 2016, compared to $3.5 million for the same period in 2015. During the year ended December 31, 2016, the Company incurred a $15.5 million exit fee for the right to procure energy from the wholesale energy markets instead of from the local public electric utility, $8.8 million in abandonment charges primarily related to construction of additional retail space and $5.5 million for the write-off of show production costs due to the closing of Steve Wynn's ShowStoppers in December 31, 2016.

Note 9 - Benefit Plans

Employee Savings Plan

Wynn Resorts established a retirement savings plan under Section 401(k) of the Internal Revenue Code covering its non-union employees in July 2000. The plan allows employees to defer, within prescribed limits, a percentage of their income on a pre-tax basis through contributions to this plan. The Company matches 50% of employee contributions, up to 6% of employees' eligible compensation, with a one-time annual matching cap per employee of $1,200 for the year ended December 31, 2015. There was no matching cap per employee for the year ended December 31, 2016. The Company expenses related to these matching contributions of $5.4 million and $3.0 million for the years ended December 31, 2016 and 2015, respectively.

Multi-employer pension plan

Wynn Las Vegas, LLC contributes to a multi-employer defined benefit pension plan for certain of its union employees under the terms of the Southern Nevada Culinary and Bartenders Union collective-bargaining agreement. The collective-bargaining agreement that covers these union-represented employees was set to expire in July 2015. An extension was in place until February 2017 when the Company entered into a new collective bargaining agreement, which expires July 2021. The legal name of the multi-employer pension plan is the Southern Nevada Culinary and Bartenders Pension Plan (the "Plan") (EIN: 88-6016617 Plan Number: 1). The Company recorded expenses of $9.3 million and $9.4 million for contributions to the Plan for the years ended December 31, 2016 and 2015, respectively. For the 2015 plan year, the most recent for which plan data is available, the Company's contributions were identified by the Plan to exceed 5% of total contributions for that year. Based on the information the Company received from the Plan, it was certified to be in neither endangered nor critical status for the 2015 plan year. Risks of participating in a multi-employer plan differ from single-employer plans for the following reasons: (1) assets contributed to a multi-employer plan by one employer may be used to provide benefits to employees of other participating employers; (2) if a participating employer stops contributing to the plan, the unfunded obligations of the plan may be borne by the remaining participating employers; and (3) if a participating employer stops participating, it may be required to pay those plans an amount based on the underfunded status of the plan, referred to as a withdrawal liability.

WYNN AMERICA, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Stock-Based Compensation

Wynn Resorts established the 2002 Stock Incentive Plan (the "Stock Plan"), which provides for the grant of (i) Incentive Stock Options, (ii) compensatory (i.e. nonqualified) stock options, and (iii) nonvested shares of Wynn Resorts' common stock for employees, directors and independent contractors or consultants of Wynn Resorts and its subsidiaries, including the Company. However, only employees are eligible to receive incentive stock options.

On May 16, 2014, Wynn Resorts adopted the Wynn Resorts, Limited 2014 Omnibus Incentive Plan (the "Omnibus Plan") after approval from its stockholders. The Omnibus Plan allows for the grant of stock options, restricted stock, restricted stock units, stock appreciation rights, performance awards and other share-based awards to the same eligible participants as the Stock Plan. Under the approval of the Omnibus Plan, no new awards may be made under the Stock Plan. The outstanding awards under the Stock Plan were transferred to the Omnibus Plan and will remain pursuant to their existing terms and related award agreements. Wynn Resorts reserved 4,409,390 shares of its common stock for issuance under the Omnibus Plan. These shares were transferred from the remaining available amount under the Stock Plan.

The Omnibus Plan is administered by the Compensation Committee (the "Committee") of the Wynn Resorts Board of Directors. The Committee has discretion under the Omnibus Plan regarding which type of awards to grant, the vesting and service requirements, exercise price and other conditions, in all cases subject to certain limits. For stock options, the exercise price of stock options must be at least equal to the fair market value of the stock on the date of grant and the maximum term of such an award is 10 years.

The total compensation cost relating to stock options and nonvested stock is allocated as follows (in thousands):

	Years Ended December 31,
	2016	2015
Casino	$1,353	$1,077
Food and beverage	81	107
General and administrative	1,631	1,608
Total stock-based compensation expense	$3,065	$2,792

Certain members of the Company's executive management team receive a portion of their annual incentive bonus in shares of Wynn Resorts' stock. The number of shares is determined based on the closing price on the date the annual incentive bonus is settled. As the number of shares is variable, the Company records a liability for the fixed monetary amount over the service period. For the year ended December 31, 2016, the Company recorded $1.3 million of stock-based compensation expense associated with these awards. Wynn resorts settled this obligation by issuing immediately vested shares in January 2017.

Note 10 - Commitments and Contingencies

Leases

The Company is the lessee under leases for certain land, buildings and office equipment. As of December 31, 2016, the Company was obligated under non-cancelable operating leases to make future minimum lease payments as follows (in thousands):

Years Ending December 31,
2016	$4,297
2017	4,333
2018	3,911
2019	3,233
2020	3,136
Thereafter	54,721
$73,631

Rent expense for the years ended December 31, 2016 and 2015 was $21.7 million and $19.7 million, respectively.

WYNN AMERICA, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Employment Agreements

The Company has entered into employment agreements with several executive officers, other members of management and certain key employees. These agreements generally have three- to five-year terms and typically indicate a base salary and often contain provisions for discretionary bonuses. Certain of the executives are also entitled to a separation payment if terminated without "cause" or upon voluntary termination of employment for "good reason" following a "change of control" (as these terms are defined in the employment contracts). As of December 31, 2016, the Company was obligated to make future payments of $33.8 million, $21.0 million, $7.8 million, $1.7 million and $0.2 million during the years ending December 2017, 2018, 2019, 2020 and 2021, respectively.

Other Commitments

The Company has additional contractual commitments for performance and other contracts. As of December 31, 2016, the Company was obligated to make future payments of $45.1 million, $28.4 million and $16.3 million during the years ending December 2017, 2018 and 2019, respectively. These amounts do not include community payments associated with the continuing operations of Wynn Boston Harbor, which commence upon the opening of the resort and are approximately $10.5 million per year with minimal annual increases.
Letters of Credit

As of December 31, 2016, the Company had outstanding letters of credit of $13.7 million.

Litigation

In addition to the actions noted below, the Company and its affiliates are involved in litigation arising in the normal course of business. In the opinion of management, such litigation is not expected to have a material effect on the Company's financial condition, results of operations or cash flows.

Determination of Unsuitability and Redemption of Aruze USA, Inc. and Affiliates

On February 18, 2012, Wynn Resorts' Gaming Compliance Committee received an independent report by Freeh, Sporkin & Sullivan, LLP (the "Freeh Report") detailing a pattern of misconduct by Aruze USA, Inc. ("Aruze") (at the time a stockholder of Wynn Resorts), Universal Entertainment Corporation (Aruze's parent company), and Kazuo Okada (the majority shareholder of Universal Entertainment Corporation and a former member of the Board of Directors of Wynn Resorts and Wynn Macau, Limited) (collectively, the "Okada Parties"). The factual record presented in the Freeh Report included evidence that the Okada Parties had provided valuable items to certain foreign gaming officials who were responsible for regulating gaming in a jurisdiction in which entities controlled by Mr. Okada were developing a gaming resort. Mr. Okada denied the impropriety of such conduct to members of the Board of Directors of Wynn Resorts and, while serving as one of Wynn Resorts' directors, Mr. Okada refused to acknowledge or abide by Wynn Resorts' anti-bribery policies and refused to participate in the training all other directors received concerning these policies.

Based on the Freeh Report, the Board of Directors of Wynn Resorts determined that the Okada Parties are "unsuitable persons" under Article VII of Wynn Resorts' articles of incorporation. The Board of Directors was unanimous (other than Mr. Okada) in its determination. After authorizing the redemption of Aruze's shares, as discussed below, the Board of Directors took certain actions to protect Wynn Resorts and its operations from any influence of an unsuitable person, including placing limitations on the provision of certain operating information to unsuitable persons and formation of an Executive Committee of the Board to manage the business and affairs of Wynn Resorts during the period between each annual meeting. The Charter of the Executive Committee provides that "Unsuitable Persons" are not permitted to serve on the Committee. All members of the Board, other than Mr. Okada, were appointed to the Executive Committee on February 18, 2012. The Board of Directors also requested that Mr. Okada resign as a director of Wynn Resorts (under Nevada corporation law, a board of directors does not have the power to remove a director) and recommended that Mr. Okada be removed as a member of the Board of Directors of Wynn Macau, Limited. On February 18, 2012, Mr. Okada was removed from the Board of Directors of Wynn Capital. On February 24, 2012, Mr. Okada was removed from the Board of Directors of Wynn Macau, Limited and on February 22, 2013, he was removed from the Board of Directors of Wynn Resorts by a stockholder vote in which 99.6% of the over 86 million shares voted were cast in favor of removal. Mr. Okada resigned from the Board of Directors of Wynn Resorts on February 21, 2013. Although Wynn Resorts has retained the structure of the Executive Committee, the Board has resumed its past role in managing the business and affairs of Wynn Resorts.

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Based on the Board of Directors' finding of "unsuitability," on February 18, 2012, Wynn Resorts redeemed and canceled Aruze's 24,549,222 shares of Wynn Resorts' common stock. Following a finding of "unsuitability," Article VII of Wynn Resorts' articles of incorporation authorizes redemption at "fair value" of the shares held by unsuitable persons. Wynn Resorts engaged an independent financial advisor to assist in the fair value calculation and concluded that a discount to the then current trading price was appropriate because of, among other things, restrictions on most of the shares held by Aruze under the terms of the Stockholders Agreement (as defined below). Pursuant to its articles of incorporation, Wynn Resorts issued the Redemption Note to Aruze in redemption of the shares. The Redemption Note has a principal amount of $1.94 billion, matures on February 18, 2022, and bears interest at the rate of 2% per annum, payable annually in arrears on each anniversary of the date of the Redemption Note. Wynn Resorts may, in its sole and absolute discretion, at any time and from time to time, and without penalty or premium, prepay the whole or any portion of the principal or interest due under the Redemption Note. In no instance shall any payment obligation under the Redemption Note be accelerated except in the sole and absolute discretion of Wynn Resorts or as specifically mandated by law. The indebtedness evidenced by the Redemption Note is and shall be subordinated in right of payment, to the extent and in the manner provided in the Redemption Note, to the prior payment in full of all existing and future obligations of Wynn Resorts or any of its affiliates in respect of indebtedness for borrowed money of any kind or nature.

Wynn Resorts provided the Freeh Report to appropriate regulators and law enforcement agencies and has been cooperating with related investigations that such regulators and agencies have undertaken. The conduct of the Okada Parties and any resulting regulatory investigations could have adverse consequences to Wynn Resorts and its subsidiaries. A finding by regulatory authorities that Mr. Okada violated anti-corruption statutes and/or other laws or regulations applicable to persons affiliated with a gaming licensee on Wynn Resorts property and/or otherwise involved Wynn Resorts in criminal or civil violations could result in actions by regulatory authorities against Wynn Resorts and its subsidiaries.

Redemption Action and Counterclaim

On February 19, 2012, Wynn Resorts filed a complaint in the Eighth Judicial District Court, Clark County, Nevada against the Okada Parties (as amended, the "Complaint"), alleging breaches of fiduciary duty and related claims (the "Redemption Action") arising from the activities addressed in the Freeh Report. Wynn Resorts is seeking compensatory and special damages as well as a declaration that it acted lawfully and in full compliance with its articles of incorporation, bylaws and other governing documents in redeeming and canceling the shares of Aruze.

On March 12, 2012, the Okada Parties removed the action to the United States District Court for the District of Nevada (the action was subsequently remanded to Nevada state court). On that same date, the Okada Parties filed an answer denying the claims and a counterclaim (as amended, the "Counterclaim") that purports to assert claims against Wynn Resorts, each of the members of Wynn Resorts' Board of Directors (other than Mr. Okada) and Wynn Resorts' General Counsel (the "Wynn Parties"). The Counterclaim alleges, among other things: (1) that the shares of Wynn Resorts common stock owned by Aruze were exempt from the redemption-for-unsuitability provisions in the Wynn Resorts articles of incorporation (the "Articles") pursuant to certain agreements executed in 2002; (2) that the Wynn Resorts directors who authorized the redemption of Aruze's shares acted at the direction of Mr. Wynn and did not independently and objectively evaluate the Okada Parties' suitability, and by so doing, breached their fiduciary duties; (3) that the Wynn Resorts directors violated the terms of the Wynn Resorts Articles by failing to pay Aruze fair value for the redeemed shares; and (4) that the terms of the Redemption Note that Aruze received in exchange for the redeemed shares, including the Redemption Note's principal amount, duration, interest rate, and subordinated status, were unconscionable. Among other relief, the Counterclaim seeks a declaration that the redemption of Aruze's shares was void, an injunction restoring Aruze's share ownership, damages in an unspecified amount and rescission of the Amended and Restated Stockholders Agreement, dated as of January 6, 2010, by and among Aruze, Mr. Wynn, and Elaine Wynn (the "Stockholders Agreement").

On June 19, 2012, Elaine Wynn asserted a cross claim against Mr. Wynn and Aruze seeking a declaration that (1) any and all of Elaine Wynn's duties under the Stockholders Agreement shall be discharged; (2) the Stockholders Agreement is subject to rescission and is rescinded; (3) the Stockholders Agreement is an unreasonable restraint on alienation in violation of public policy; and/or (4) the restrictions on sale of shares shall be construed as inapplicable to Elaine Wynn. On March 28, 2016, Elaine Wynn filed an amended cross claim which added Wynn Resorts and Wynn Resorts' General Counsel (together with Mr. Wynn, the "Wynn Cross Defendants") as cross defendants. The amended cross claim substantially repeats its earlier allegations and further alleges that Mr. Wynn engaged in acts of misconduct that, with the Wynn Cross Defendants, resulted in Mr. Wynn allegedly breaching the Stockholders Agreement and violating alleged duties under the Stockholders Agreement by preventing Elaine Wynn from being nominated and elected to serve as one of Wynn Resorts' directors. In addition to continuing to seek the declarations asserted under the original cross claim, the amended cross claim seeks an order compelling Mr. Wynn to comply with the Stockholders Agreement by assuring the nomination and election of Elaine Wynn to the Board of Directors and seeks unspecified monetary damages from Mr. Wynn and the Wynn Cross Defendants. The Wynn Cross Defendants filed motions to

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dismiss and a motion to sever in April 2016 and will vigorously defend against the claims asserted against them. On May 5, 2016, the court granted Wynn Resorts' and Wynn Resorts' General Counsel's motions to dismiss and denied Mr. Wynn's motion to dismiss. On May 26, 2016, the court denied the Wynn Cross Defendants' motion to sever. Mr. Wynn is continuing to oppose Elaine Wynn's cross claim.

The 2023 indenture provides that if Mr. Wynn, together with certain related parties, in the aggregate beneficially owns a lesser percentage of the voting power of the outstanding common stock of Wynn Resorts than is beneficially owned by any other person, a change of control will have occurred. The 2025 indenture provides that if any event constitutes a "change of control" under the 2023 Indenture, it will constitute a change of control under the 2025 Indenture. If the Stockholders Agreement is determined not to be enforceable pursuant to Elaine Wynn's cross claim, Mr. Wynn would not beneficially own or control Elaine Wynn's shares, which could increase the likelihood that a change in control may occur under the Wynn Las Vegas, LLC debt documents. Under the 2023 Indenture and the 2025 Indenture, if (1) a change of control occurs and (2) at any time within 60 days after that occurrence, the 2023 Notes or the 2025 Notes, as applicable, are rated below investment grade by both rating agencies that rate such notes, Wynn Resorts is required to make an offer to each applicable holder to repurchase all or any part of such holder's notes at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest on the notes purchased, if any, to the date of repurchase (unless the notes have been previously called for redemption).

Wynn Resorts' Complaint and the Okada Parties' Counterclaim have been, and continue to be, challenged through motion practice. At a hearing held on November 13, 2012, the Nevada state court granted the Wynn Parties' motion to dismiss the Counterclaim with respect to the Okada Parties' claim under the Nevada Racketeer Influenced and Corrupt Organizations Act with respect to certain Wynn Resorts executives but otherwise denied the motion. At a hearing held on January 15, 2013, the court denied the Okada Parties' motion to dismiss Wynn Resorts' Complaint. On April 22, 2013, Wynn Resorts filed a second amended complaint. On August 30, 2013, the Okada Parties filed their third amended Counterclaim. On September 18, 2013, Wynn Resorts filed a Partial Motion to Dismiss related to a claim in the third amended Counterclaim alleging civil extortion by Mr. Wynn and Wynn Resorts' General Counsel. On October 29, 2013, the court granted the motion and dismissed the claim. On November 26, 2013, the Okada Parties filed their fourth amended Counterclaim, and Wynn Resorts filed an answer to that pleading on December 16, 2013. On September 16, 2014, Aruze filed a motion for partial summary judgment related to its counterclaim alleging Wynn Resorts' directors violated the terms of the Articles by failing to pay Aruze fair value for the redeemed shares. At a hearing held on October 21, 2014, the court denied Aruze's motion. On October 10, 2014, the Okada Parties filed a motion for partial judgment on the pleadings principally to seek dismissal of certain breach of fiduciary claims against Mr. Okada included in Wynn Resorts' Complaint. On November 13, 2014, the court denied the motion.

On each of February 14, 2013 and February 13, 2014, Wynn Resorts issued a check to Aruze in the amount of $38.7 million, representing the interest payments due on the Redemption Note at those times. However, those checks were not cashed. In February 2014, the Okada Parties advised of their intent to deposit any checks for interest and principal, past and future, due under the terms of the Redemption Note to the clerk of the court for deposit into the clerk's trust account. On March 17, 2014, the parties stipulated that the checks be returned to Wynn Resorts for reissue in the same amounts, payable to the clerk of the court for deposit into the clerk's trust account. Pursuant to the stipulation, on March 20, 2014, Wynn Resorts delivered to the clerk of the court the reissued checks that were deposited into the clerk's trust account and filed a notice with the court with respect to the same. On each of February 13, 2015, February 12, 2016, and February 13, 2017, Wynn Resorts issued a check for the interest payment due at those times to the clerk of the court for deposit into the clerk's trust account.

On April 8, 2013, the United States Attorney's Office and the U.S. Department of Justice filed a Motion to Intervene and for Temporary and Partial Stay of Discovery in the Redemption Action. The parties had been engaged in discovery at the time of the filing. The motion stated that the federal government has been conducting a criminal investigation of the Okada Parties involving the "same underlying allegations of misconduct—that is, potential violations of the Foreign Corrupt Practice Act and related fraudulent conduct—that form the basis of" Wynn Resorts' complaint, as amended, in the Redemption Action. The motion sought to stay all discovery in the Redemption Action related to the Okada Parties' allegedly unlawful activities in connection with their casino project in the Philippines until the conclusion of the criminal investigation and any resulting criminal prosecution, with an interim status update to the court in six months. At a hearing on May 2, 2013, the court granted the motion and ordered that all discovery in the Redemption Action be stayed for a period of six months (the "Stay"). On May 30, 2013, Elaine Wynn filed a motion for partial relief from the Stay, to allow her to conduct limited discovery related to her cross and counterclaims. The Wynn Parties opposed the motion so as to not interfere with the United States government's investigation. At a hearing on August 1, 2013, the court denied the motion. On October 29, 2013, the United States Attorney's Office and the U.S. Department of Justice filed a Motion to Extend the Stay for a further period of six months. At a hearing on October 31, 2013, the court granted the requested extension based upon an affidavit provided under seal that outlined, among other things, concerns for witness safety. The court did, however, order the parties to exchange written discovery propounded prior to May 2, 2013, including discovery related to the Elaine Wynn cross and counterclaims referred to above. The extended

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Stay expired on May 5, 2014. On April 29, 2014, the United States Attorney's Office and the U.S. Department of Justice filed a Motion for a Second Extension of Temporary Stay of Discovery for a further six months. At a hearing on May 1, 2014, the court denied the motion.

In June 2016, Wynn Resorts filed a motion to disqualify Quinn Emanuel Urquhart & Sullivan, LLP (“QE”), one of Ms. Wynn's law firms, and sought an injunction related to Ms. Wynn providing her attorneys with confidential and privileged information that belongs to Wynn Resorts. On June 23, 2016, the court stayed discovery as to both Ms. Wynn and the Okada Parties, pending an evidentiary disqualification hearing.  On January 23, 2017, the court issued a temporary restraining order that halted QE’s participation in the case, with the sole exception of contesting their disqualification. QE withdrew as counsel for Ms. Wynn on March 9, 2017, and Ms. Wynn retained new counsel prior to the start of the evidentiary hearing, which began on March 13, 2017.  On March 17, 2017, the evidentiary hearing was vacated because Ms. Wynn and QE stipulated to a permanent injunction requiring the destruction or return of all Company information. On March 27, 2017, the stay was lifted.

The litigation is currently in the discovery phase and trial is scheduled to begin on April 16, 2018. Wynn Resorts will continue to vigorously pursue its claims against the Okada Parties, and Wynn Resorts and the Wynn Parties will continue to vigorously defend against the counterclaims asserted against them. Management has determined that based on proceedings to date, it is currently unable to determine the probability of the outcome of this matter or the range of reasonably possible loss, if any. An adverse judgment or settlement involving payment of a material amount could cause a material adverse effect on Wynn Resorts' financial condition.

Litigation Commenced by Kazuo Okada

Japan Action:

On August 28, 2012, Mr. Okada, Universal Entertainment Corporation and Okada Holdings ("Okada Japan Parties") filed a complaint in Tokyo District Court against the Wynn Parties, alleging that the press release issued by Wynn Resorts with respect to the redemption has damaged plaintiffs' social evaluation and credibility. The Okada Japan Parties seek damages and legal fees from the Wynn Parties. After asking the Okada Japan Parties to clarify the allegations in their complaint, the Wynn Parties objected to the jurisdiction of the Japanese court. On April 30, 2013, the Wynn Parties filed a memorandum in support of their jurisdictional position. On October 21, 2013, the court dismissed the action on jurisdictional grounds. On November 1, 2013, the Okada Japan Parties filed an appeal moving the matter to the Tokyo High Court. On June 11, 2014, the Tokyo High Court ruled in favor of the Wynn Parties and upheld the motion for dismissal. On June 25, 2014, the Okada Japan Parties filed a notice of appeal to the Supreme Court of Japan. The Supreme Court of Japan dismissed the appeal as to all of the individuals (including Wynn Resorts directors) in February 2016 and as to Wynn Resorts in March 2016, thus upholding the motion for dismissal of the Okada Japan Parties' defamation action against the Wynn Parties.

Indemnification Action:

On March 20, 2013, Mr. Okada filed a complaint against Wynn Resorts in Nevada state court for indemnification under Wynn Resorts' Articles, bylaws and agreements with its directors. The complaint sought advancement of Mr. Okada's costs and expenses (including attorney's fees) incurred pursuant to the various legal proceedings and related regulatory investigations described above. Wynn Resorts' answer and counterclaim was filed on April 15, 2013. The counterclaim named each of the Okada Parties as defendants and sought indemnification under Wynn Resorts' Articles for costs and expenses (including attorney's fees) incurred pursuant to the various legal proceedings and related regulatory investigations described above. On April 30, 2013, Mr. Okada filed his reply to the counterclaim. On February 4, 2014, the court entered an order on the parties' stipulation that: (1) dismissed all claims Mr. Okada asserted against Wynn Resorts; (2) reserved Mr. Okada's right to assert, in the future, any claims for indemnity following the resolution of the Redemption Action; and (3) stayed the claims asserted by Wynn Resorts against Mr. Okada pending the resolution of the Redemption Action.

Macau Action:

On July 3, 2015, Wynn Macau, Limited announced that the Okada Parties filed a complaint in the Court of First Instance of Macau ("Macau Court") against Wynn Macau SA and certain individuals who are or were directors of Wynn Macau SA and or Wynn Macau, Limited (collectively, the "Wynn Macau Parties"). The principal allegations in the lawsuit are that the redemption of the Okada Parties' shares in Wynn Resorts was improper and undervalued, that the previously disclosed payment by Wynn Macau SA to an unrelated third party in consideration of relinquishment by that party of certain rights in and to any future development on the land in Cotai where Wynn Palace is located was unlawful and that the previously disclosed donation by Wynn Resorts to the University of Macau Development Foundation was unlawful. The plaintiffs seek dissolution of Wynn

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Macau SA and compensatory damages. The Macau Court has served the complaint on the defendants and the Wynn Macau Parties filed their response on May 17, 2016.

Wynn Resorts believes these actions commenced by the Okada Parties discussed above are without merit and will vigorously defend the Wynn Macau Parties against them. Management has determined that based on proceedings to date, it is currently unable to determine the probability of the outcome of these actions or the range of reasonably possible loss, if any.

Related Investigations and Derivative Litigation

Investigations:

In the U.S. Department of Justice's Motion to Intervene and for Temporary and Partial Stay of Discovery in the Redemption Action, the Department of Justice states in a footnote that the government also has been conducting a criminal investigation into Wynn Resorts' previously disclosed donation to the University of Macau Development Foundation. Wynn Resorts has not received any target letter or subpoena in connection with such an investigation. Wynn Resorts intends to cooperate fully with the government in response to any inquiry related to the donation to the University of Macau Development Foundation.

Other regulators may pursue separate investigations into Wynn Resorts' compliance with applicable laws arising from the allegations in the matters described above and in response to the Counterclaim and other litigation filed by Mr. Okada suggesting improprieties in connection with Wynn Resorts' donation to the University of Macau Development Foundation. While Wynn Resorts believes that it is in full compliance with all applicable laws, any such investigations could result in actions by regulators against Wynn Resorts. Prior investigations by the Nevada Gaming Control Board and SEC were closed with no actions taken.

Derivative Claims:

Six derivative actions were commenced against Wynn Resorts and all members of its Board of Directors: four in the United States District Court, District of Nevada, and two in the Eighth Judicial District Court of Clark County, Nevada.

The four federal actions brought by the following plaintiffs have been consolidated: (1) The Louisiana Municipal Police Employees' Retirement System, (2) Maryanne Solak, (3) Excavators Union Local 731 Welfare Fund, and (4) Boilermakers Lodge No. 154 Retirement Fund (collectively, the "Federal Plaintiffs").

The Federal Plaintiffs filed a consolidated complaint on August 6, 2012, asserting claims for: (1) breach of fiduciary duty; (2) waste of corporate assets; (3) injunctive relief; and (4) unjust enrichment. The claims were against Wynn Resorts and all of Wynn Resorts' directors, including Mr. Okada; however, the plaintiffs voluntarily dismissed Mr. Okada as a defendant in this consolidated action on September 27, 2012. The Federal Plaintiffs claimed that the individual defendants breached their fiduciary duties and wasted assets by: (a) failing to ensure Wynn Resorts' officers and directors complied with federal and state laws and Wynn Resorts' Code of Conduct; (b) voting to allow Wynn Resorts' subsidiary to make the donation to the University of Macau Development Foundation; and (c) redeeming Aruze's stock such that Wynn Resorts incurs the debt associated with the redemption. The Federal Plaintiffs seek unspecified compensatory damages, restitution in the form of disgorgement, reformation of corporate governance procedures, an injunction against all future payments related to the donation/pledge, and all fees (attorneys, accountants, and experts) and costs. The directors responded to the consolidated complaint by filing a motion to dismiss on September 14, 2012. On February 1, 2013, the federal court dismissed the complaint for failure to plead adequately the futility of a pre-suit demand on the Board. The dismissal was without prejudice to the Federal Plaintiffs' ability to file a motion within 30 days seeking leave to file an amended complaint. On April 9, 2013, the Federal Plaintiffs filed their amended complaint. Wynn Resorts and the directors filed their motion to dismiss the amended complaint on May 23, 2013. On March 13, 2014, the federal court granted the motion to dismiss and entered judgment in favor of Wynn Resorts and directors and against the Federal Plaintiffs without prejudice. On April 10, 2014, the Federal Plaintiffs filed a notice of appeal to the United States Court of Appeals for the Ninth Circuit. On July 18, 2016, the Ninth Circuit affirmed the federal court's dismissal.

The two state court actions brought by the following plaintiffs also have been consolidated: (1) IBEW Local 98 Pension Fund and (2) Danny Hinson (collectively, the "State Plaintiffs"). Through a coordination of efforts by all parties, the directors and Wynn Resorts (a nominal defendant) have been served in all of the actions. The State Plaintiffs filed a consolidated complaint on July 20, 2012 asserting claims for (1) breach of fiduciary duty; (2) abuse of control; (3) gross mismanagement; and (4) unjust enrichment. The claims are against Wynn Resorts and all of Wynn Resorts' directors during the applicable period, including Mr. Okada, as well as Wynn Resorts' Chief Financial Officer who signed financial disclosures filed with the SEC during the applicable periods. The State Plaintiffs claim that the individual defendants failed to disclose to Wynn Resorts'

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stockholders the investigation into, and the dispute with director Okada as well as the alleged potential violations of the FCPA related to, the University of Macau Development Foundation donation. The State Plaintiffs seek unspecified monetary damages (compensatory and punitive), disgorgement, reformation of corporate governance procedures, an order directing Wynn Resorts to internally investigate the donation, as well as attorneys' fees and costs. On October 13, 2012, the court entered the parties' stipulation providing for a stay of the state derivative action for 90 days subject to the parties' obligation to monitor the progress of the pending litigation, discussed above, between Wynn Resorts (among others) and Mr. Okada (among others). Per the stipulation, Wynn Resorts and the individual defendants were not required to respond to the consolidated complaint while the stay remained in effect. Following the expiration of the stay, the State Plaintiffs advised Wynn Resorts and the individual defendants that they intended to resume the action by filing an amended complaint, which they did, on April 26, 2013. Wynn Resorts and directors filed their motion to dismiss on June 10, 2013. However, on July 31, 2013, the parties agreed to a stipulation that was submitted to, and approved by the court. The stipulation contemplates a stay of the consolidated state court derivative action of equal duration as the Stay entered by the court in the Redemption Action. On June 18, 2014, the court entered a new stipulation between the parties that provides for further stay of the state derivative action and directs the parties, within 45 days of the conclusion of the latter of the Redemption Action or the federal derivative action, to discuss how the state derivative action should proceed and to file a joint report with the court.

The individual defendants are vigorously defending against the claims pleaded against them. Management has determined that based on proceedings to date, it is currently unable to determine the probability of the outcome of these actions or the range of reasonably possible loss, if any.

Massachusetts Gaming License Related Actions

On September 17, 2014, the Massachusetts Gaming Commission ("MGC") designated Wynn MA the award winner of the Greater Boston (Region A) gaming license. On November 7, 2014, the gaming license became effective.

Revere Action: On October 16, 2014, the City of Revere, the host community to the unsuccessful bidder for the same license, and the International Brotherhood of Electrical Workers, Local 103, ("IBEW"), filed a complaint against the MGC and each of the five gaming commissioners in Suffolk Superior Court in Boston, Massachusetts (the "Revere Action"). The complaint challenges the MGC's decision and alleges that the MGC failed to follow statutory requirements outlined in the Gaming Act. The complaint (1) seeks to appeal the administrative decision, (2) asserts that certiorari provides a remedy to correct errors in proceedings by an agency such as the MGC, (3) challenges the constitutionality of that section of the gaming law which bars judicial review of the MGC's decision to deny an applicant a gaming license, and (4) alleges violations of the open meeting law requirements. The court allowed Mohegan Sun ("Mohegan"), the other applicant for the Greater Boston (Region A) gaming license, to intervene in the Revere Action, and on February 23, 2015, Mohegan filed its complaint. The Mohegan complaint challenges the license award to Wynn MA, seeks judicial review of the MGC's decision, and seeks to vacate the MGC's license award to Wynn MA. On July 1, 2015, the MGC filed motions to dismiss Mohegan's and the City of Revere's complaints. On December 3, 2015, the court granted the motion to dismiss the claims asserted in the Revere Action. Also on December 3, 2015, the court granted the motion to dismiss three of the four counts asserted by Mohegan but denied the motion as to Mohegan's certiorari claim. The City of Revere and IBEW sought immediate appellate review of the dismissal of their claims and the MGC requested immediate appellate review of the court's denial of the MGC's motion to dismiss Mohegan's certiorari claim. All three petitions for interlocutory review were denied. On April 22, 2016, the MGC filed an appeal to the Massachusetts Supreme Judicial Court ("SJC"). On May 11, 2016, the SJC granted the application. The SJC has also granted, as of September 20, 2016, the City of Revere and IBEW's application for direct appellate review. On March 10, 2017, the SJC affirmed the trial court’s dismissal of the City of Revere’s claims and IBEW’s claims. The SJC affirmed the court’s dismissal of Mohegan’s claims except for the certiorari claim, which the SJC remanded to the Suffolk Superior Court. The SJC reversed the court’s dismissal of the individual plaintiffs’ open meeting law claim and remanded that claim to the Suffolk Superior Court.

Somerville Action: On December 4, 2014, the City of Somerville filed a complaint similar to the one in the Revere Action against the MGC and each of the five gaming commissioners in Suffolk Superior Court. The case was previously stayed at the City of Somerville's request, pending the results of the Massachusetts Department of Environmental Protection's review of Wynn MA's proposed project and the required mitigation actions. However, on July 12, 2016, the City of Somerville filed an amended complaint to add information about certain environmental filings and events over the last year. On August 22, 2016 the City of Somerville and Wynn MA entered into a Settlement Agreement and Release pursuant to which all actions among the City of Somerville, Wynn MA and the MGC were resolved. As part of that Settlement Agreement, this action has been dismissed with prejudice.

Boston Action: On January 5, 2015, the City of Boston filed a complaint against the MGC and each of the five gaming commissioners in Suffolk Superior Court for certiorari and declaratory relief in connection with the MGC's award of the license

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to Wynn MA. The complaint seeks to contest the MGC's decision that Boston is a surrounding community, rather than a host community to Wynn Boston Harbor. On May 20, 2015, the City of Boston filed an amended complaint requesting the court to nullify and vacate all decisions made by the MGC leading to and resulting in the MGC's license award to Wynn MA; to declare invalid the MGC's regulations regarding the arbitration of surrounding community agreements; and to issue a declaration disqualifying all gaming commissioners from further participating in the gaming licensing process for Region A. The MGC filed a motion to dismiss Boston's amended complaint. Oral argument was heard on September 22, 2015. On December 3, 2015, the court granted the MGC's motion and dismissed the City of Boston's amended complaint. In January 2016, all actions among the City of Boston, Wynn MA and the MGC were resolved through a settlement set forth in a Surrounding Community Agreement.

Wynn MA was not named in the above complaints. The MGC retained private legal representation at its own nontaxpayer-funded expense.

On August 28, 2015, the Secretary of Energy and Environmental Affairs issued a certificate determining that Wynn MA's Second Supplemental Final Environmental Impact Report ("Report") submitted with respect to the project "adequately and properly complies" with the Massachusetts environmental and implementing regulations. On September 29, 2015, following the issuance of this certificate, the City of Boston filed a complaint against Wynn MA in Suffolk Superior Court seeking declaratory judgment that the certificate issued to Wynn MA is invalid due to an alleged failure to comply with certain provisions of the state environmental regulations and seeking to restrain Wynn MA from causing damage to the environment. All City of Boston claims have been resolved by settlement between Wynn MA and the City of Boston. In addition, on September 29, 2015, the City of Somerville filed a complaint against Wynn MA and the MGC in Suffolk Superior Court alleging that Wynn MA's Report failed to comply with certain provisions of the state environmental regulations and seeking declaratory relief with respect to the effect of the issuance of Wynn MA's gaming license. Wynn MA responded to the complaint in June 2016. As stated above, on August 22, 2016, the City of Somerville and Wynn MA entered into a Settlement Agreement and Release. As part of that Settlement Agreement, this action has been dismissed with prejudice.

On February 11, 2016, the City of Somerville filed an appeal challenging the draft waterways license ("Chapter 91 License") issued by the Massachusetts Department of Environmental Protection ("MassDEP") on January 22, 2016, contending that it failed to conform to applicable regulations. The Chapter 91 License authorized Wynn MA's proposed remediation and redevelopment of the project site. An administrative hearing was held on June 2, 2016. On July 15, 2016, MassDEP's Office of Appeals and Dispute Resolution issued a recommended final decision approving Wynn MA's Chapter 91 License, subject to certain conditions. The recommended final decision was adopted by MassDEP's Commissioner on July 22, 2016, with minor modifications. On August 3, 2016, MassDEP issued the final Chapter 91 License to Wynn MA. As a result of the final issuance, Wynn MA has commenced construction activities. As discussed above, on August 22, 2016, the City of Somerville and Wynn MA entered into a Settlement Agreement and Release. As part of that Settlement Agreement, the City of Somerville and Wynn MA agreed not to seek judicial review of the Commissioner's Final Decision in the Chapter 91 appeal.

Note 11 - Member's Equity

On December 28, 2016, Wynn Resorts formed a joint venture (the "Retail Joint Venture") with Crown Acquisitions Inc. ("Crown") to own and operate approximately 88,000 square feet of existing retail space at Wynn Las Vegas. In connection with the transaction, the Company distributed $59.7 million in net assets associated with its retail operations to Wynn Resorts. These retail net assets include building and improvements, retail inventory for stores operated by the Company and other related assets and liabilities. The Company transferred all interests as lessor in third-party retail store leases to the Retail Joint Venture as part of the transaction and the majority of the retail stores previously operated by the Company are now operated under a master lease agreement between Wynn Retail, as lessee, and the Retail Joint Venture, as lessor (the "Master Lease"). As a result of the transaction, the Company's financial results will no longer reflect the retail operations associated with the distributed retail net assets. The net income from the retail operations was $27.4 million during the year ended December 31, 2016.

Also in December 2016, Wynn Resorts entered into an agreement with Crown to form a joint venture that will own and operate approximately 73,000 square feet of additional retail space that is currently under construction at Wynn Las Vegas. The Company expects to transfer certain assets and liabilities associated with the additional retail space to Wynn Resorts prior to opening for business in the first quarter of 2018. As of December 31, 2016, the Company has $19.5 million in construction in progress associated with the additional retail space under construction.

In connection with the Retail Joint Venture, Wynn Las Vegas, LLC agreed to guarantee the full and timely payment of all amounts due by Wynn Retail to the Retail Joint Venture under the Master Lease, not to exceed $75 million, and expenses relating to the enforcement of lessor's rights.

WYNN AMERICA, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

In December 2016 and 2015, Wynn Resorts contributed and assigned its right to a $5.0 million and $15.0 million receivable, respectively, from Wynn MA to the Company.

During the year ended December 2015, Wynn Las Vegas, LLC distributed $170.0 million in cash to Wynn Resorts.

Note 12 - Subsequent Event

Management has evaluated events through March 30, 2017, which is the date the financial statements were available to be issued.